Exhibit 23.1

Consent of PricewaterhouseCoopers LLP, Independent Auditors

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 26, 2002, relating to the financial statements and financial statement schedule of Integrated Circuit Systems, Inc., which appears in the Integrated Circuit System, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 29, 2002.

PricewaterhouseCoopers LLP

Philadelphia, PA

May 15, 2003